Exhibit 99.1

News Contact: Investor Relations:
Dennis D’Andrea
(212) 572-4384

Media Relations:
767 Fifth Avenue	Sally Susman
New York, NY 10153	(212) 572-4430

FOR IMMEDIATE RELEASE:

ESTÉE LAUDER COMPANIES REPORTS 7% NET SALES INCREASE
IN THIRD QUARTER

DILUTED EPS FROM CONTINUING OPERATIONS OF $.45

OUTLOOK FOR FISCAL YEAR REMAINS ON TRACK

New York, NY, May 3, 2007 – The Estée Lauder Companies Inc. (NYSE: EL) today reported $1.69 billion in net sales for its fiscal third quarter ended March 31, 2007, a 7% increase over the $1.58 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales rose 5%.

The Company reported net earnings from continuing operations for the quarter ended March 31, 2007 of $93.8 million, compared with $63.2 million last year.  Diluted net earnings per common share from continuing operations for the quarter rose 53% to $.45 compared with $.29 reported in the prior year.  The prior year-quarter included a special charge of $51.6 million, equal to $.15 per diluted common share, associated with the Company’s cost savings initiative.  Net earnings and diluted net earnings per common share for the quarter including discontinued operations each increased substantially compared with the prior-year quarter due to the impact of last year’s special charge.

William P. Lauder, President and Chief Executive Officer said, “We met our sales and earnings targets for the quarter, driven by strong double-digit performances in our international operations.  Sales increased in all product categories in Europe and Asia.  Illustrating the Company’s global reach, more than half of sales and operating income was generated outside the United States from a mix of established and emerging markets.

“We are confident in our long-term growth prospects.  During the quarter, we improved our capital structure by repurchasing $750 million of our stock, while increasing our debt levels.  This new structure reflects our ongoing commitment to return value to our stockholders.”

Results by Product Category

	Three Months Ended March 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2007	2006	Basis	Currency	2007	2006	Basis
Skin Care	$668.9	$611.1	9.5%	6.7%	$80.9	$80.3	0.7%
Makeup	678.4	634.9	6.9	4.9	87.4	92.5	(5.5)
Fragrance	240.1	246.3	(2.5)	(5.6)	(21.4)	(11.7)	(82.9)
Hair Care	97.1	80.3	20.9	20.0	11.4	6.8	67.6
Other	6.0	5.6	7.1	5.4	(1.7)	—	(100.0)
Subtotal	1,690.5	1,578.2	7.1	4.7	156.6	167.9	(6.7)
Special charges related to cost savings initiative	—	—			0.1	(51.6)
Total	$1,690.5	$1,578.2	7.1%	4.7%	$156.7	$116.3	34.7%

The skin care, makeup and fragrance categories were adversely impacted by fewer department store doors in the United States during the current-year quarter as compared to the prior-year quarter resulting from the merger of Federated Department Stores, Inc. (Federated) and The May Department Stores Company (May).

Skin Care

•                  Net sales of skin care products benefited from the recent launches of Continuous Rescue Antioxidant Moisturizer, All About Eyes Rich and Repairwear Lift from Clinique, and Advanced Night Repair Concentrate Recovery Boosting Treatment by Estée Lauder.  The continued success of the 3-Step Skin Care System from Clinique and Advanced Night Repair Eye Recovery Complex by Estée Lauder also contributed to growth.

•                  Lower sales of some existing products, particularly in certain of the Company’s core brands, partially offset the increases.

•                  Operating income was relatively flat with the prior-year quarter as improved international results were offset by domestic declines.

Makeup

•                  Makeup sales for the quarter increased, primarily reflecting growth from the Company’s makeup artist brands.

•                  The recent launches of Resilience Lift Extreme Ultra Firming Makeup SPF 15 and Projectionist High Definition Volume Mascara from Estée Lauder, along with Full Potential Lips from Clinique, contributed solid incremental sales.

•                  Makeup operating income declined, primarily as a result of challenges among certain core brands and the impact of retailer consolidation in the United States, partially offset by profits from higher sales from the Company’s makeup artist brands.

Fragrance

•                  Fragrance sales decreased compared to the prior year reflecting continued challenges in this product category and a difficult comparison to the prior-year quarter when the category increased 11% in local currency, due primarily to previous launches and changes in the marketing of certain Estée Lauder brand fragrances.

•                  Lower sales in the Americas were partially offset by higher international sales, primarily in Europe.

•                  Lower sales were reported from certain existing fragrances, such as Estée Lauder pleasures and True Star from Tommy Hilfiger.  Sales of Sean John Unforgivable and Youth Dew Amber Nude from Tom Ford for Estée Lauder declined, both of which anniversaried strong results in the prior-year quarter.

•                  The recent international launches of DKNY Red Delicious, DKNY Red Delicious Men and Pure White Linen by Estée Lauder contributed positively to the category’s sales.

•                  Operating results in the fragrance product category decreased reflecting the lower sales and spending behind new and developing brands.

Hair Care

•                  Sales of hair care products and services increased, primarily due to higher sales at Aveda and Bumble and bumble.

•                  Aveda net sales growth was primarily due to the recent acquisition of a distributor, sales of professional color products, and the recent launch of Be Curly shampoo and conditioner.

•                  Higher sales at Bumble and bumble were primarily due to new salon openings and a new hotel amenities program.

•                  Hair care operating profit rose as the increase in sales outpaced increased spending in support of new distribution points and product launches.

Results by Geographic Region

	Three Months Ended March 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2007	2006	Basis	Currency	2007	2006	Basis
The Americas	$856.9	$870.1	(1.5)%	(1.4)%	$72.0	$99.2	(27.4)%
Europe, the Middle East & Africa	598.4	501.5	19.3	12.5	66.0	54.9	20.2
Asia/Pacific	235.2	206.6	13.8	11.6	18.6	13.8	34.8
Subtotal	1,690.5	1,578.2	7.1	4.7	156.6	167.9	(6.7)
Special charges related to cost savings initiative	—	—			0.1	(51.6)
Total	$1,690.5	$1,578.2	7.1%	4.7%	$156.7	$116.3	34.7%

The Americas

•                  Net sales for the quarter decreased, primarily reflecting lower sales in core brands in the United States, which continue to be challenged by competitive pressures and retailer consolidation.  The Company also experienced weakness in its business at those Federated doors that converted to Macy’s in the United States.

•                  Contributing to the decline was the timing and level of fragrance shipments, in particular, certain Tommy Hilfiger products, as well as somewhat lower replenishment shipments to retailers following an increase of such shipments during the latter portion of the Company’s fiscal 2007 second quarter.

•                  Positive sales growth from the Company’s hair care business, internet distribution and makeup artist brands, as well as solid overall gains in Canada, Latin America and Mexico, partially offset the decreases.

•                  Operating income in the Americas declined versus the prior-year quarter reflecting lower sales, coupled with spending behind strategic initiatives intended to drive future sales growth.  Improved operating income from the Company’s hair care and internet distribution businesses partially offset these results.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in most countries in the region.  Higher sales were led by the Company’s travel retail business, the United Kingdom and Russia.

•                  Operating profitability increased, primarily due to higher results from the Company’s travel retail business, the United Kingdom and Russia, partially offset by lower results in France and Spain.

Asia/Pacific

•                  Every country in the region reported local currency sales increases, except Thailand, with strong double-digit growth in Hong Kong, Singapore, China and Australia, and solid growth in most of the remaining countries.

•                  Operating profit in the region increased substantially, led by improved results in Hong Kong, China, Japan and Korea.

Nine-Month Results

For the nine months ended March 31, 2007, the Company reported net sales of $5.28 billion, a 9% increase from $4.86 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales rose 6%.  The Company reported net earnings from continuing operations of $360.3 million for the nine months compared with $275.4 million in the same period last year, which included a special charge of $53.2 million.  Diluted net earnings per common share from continuing operations for the nine months ended March 31, 2007 increased 35% to $1.71, compared with $1.26 reported in the prior-year period.  The prior year included the special charge of $.15 per diluted common share associated with the Company’s cost savings initiative.

Net earnings and diluted net earnings per common share for the nine months increased substantially as compared with the prior-year period.  The increases are due to operating income improvements, the special cost savings initiative charge last year, and a charge in the prior-year period associated with the Company’s Stila business, which was reported as discontinued operations as of September 30, 2005.

Cash Flows

•                  For the nine months ended March 31, 2007, net cash flows provided by operating activities from continuing operations were $456.3 million, compared with $476.3 million in the prior-year period.

•                  The change primarily reflects increases in inventory levels, due to new and emerging international markets, planned promotional activities and the building of safety stock to support the Company’s strategic modernization initiative implementation at Aveda, as well as accounts receivable balances, principally related to significant sales growth from the Company’s international operations.  Cash payments made during the current fiscal year related to the Company’s fiscal 2006 cost savings initiative contributed to the decrease.  An improvement in net earnings from continuing operations partially offset the decline.

•                  Operating cash flow was utilized primarily for the repurchase of shares of the Company’s Class A Common Stock, capital investments, dividends and the purchase of the remaining interest in the Bumble and bumble companies.

Accelerated Share Repurchase

•                  In March 2007, the Company repurchased approximately 16 million shares of its Class A Common Stock at a cost of $750 million pursuant to an overnight share repurchase agreement with a financial counterparty.  The accelerated repurchase is part of the Company’s share repurchase program, which was last increased by 20 million shares on February 15, 2007.  The financial counterparty is expected to purchase in the open market an equivalent number of shares that it initially delivered to the Company over a period ending no later than October 2007.  All of the shares repurchased under the agreement have been placed into treasury.

•                  To fund the initial purchase, the Company used borrowings of approximately $700 million under its existing commercial paper program supplemented by cash on hand.  In May 2007, the Company issued and sold long-term notes to refinance a significant portion of this commercial paper.

Estimate of Fiscal 2007 Full Year

•                  Net sales are expected to grow between 6% and 7% in constant currency.

•                  Foreign currency translation impact is expected to be approximately a 2% benefit versus the prior-year period.

•                  Diluted earnings per share from continuing operations is projected to be between $2.15 and $2.20.

•                  On a product category basis, in constant currency, sales in hair care and makeup are expected to be the leading sales growth categories, followed by skin care and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific and Europe, the Middle East & Africa, followed by the Americas.

•                  The Company continues to expect to deliver approximately $30 million in incremental savings in the current fiscal year ending June 30, 2007, under its cost savings initiative implemented in fiscal 2006.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “intended,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2007 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)                increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)                the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in core brands, including gift with purchase, and in the Company’s fragrance business;

(3)                consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)                destocking by retailers;

(5)                the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)                shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)                social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)                changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)                foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)          changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers or suppliers, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)          shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the upcoming implementation of SAP as part of our strategic modernization initiative at the Company’s Aveda manufacturing facility;

(12)          real estate rates and availability, which may affect the Company’s ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)          changes in product mix to products which are less profitable;

(14)          the Company’s ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company’s cost estimates;

(15)          the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced cost-savings initiatives and the success of Stila under new ownership, and to integrate acquired businesses and realize value therefrom;

(16)          consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)          the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively; and

(18)          additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 130 countries and territories under well-recognized brand names, including Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes and Tom Ford Beauty.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS
(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	March 31		Percent	March 31		Percent
	2007	2006	Change	2007	2006	Change
Net Sales	$1,690.5	$1,578.2	7.1%	$5,275.1	$4,859.2	8.6%
Cost of sales	426.0	411.5		1,353.1	1,289.5
Gross Profit	1,264.5	1,166.7	8.4%	3,922.0	3,569.7	9.9%
Gross Margin	74.8%	73.9%		74.4%	73.5%

Operating expenses:
Selling, general and administrative	1,107.9	998.8		3,332.6	3,044.4
Special charges related to cost savings initiative	(0.1)	51.6		0.4	53.2
	1,107.8	1,050.4	5.5%	3,333.0	3,097.6	7.6%
Operating Expense Margin	65.5%	66.5%		63.2%	63.8%

Operating Income	156.7	116.3	34.7%	589.0	472.1	24.8%
Operating Income Margin	9.3%	7.4%		11.2%	9.7%

Interest expense, net	8.8	6.6		23.2	19.1
Earnings before Income Taxes, Minority Interest and Discontinued Operations	147.9	109.7	34.8%	565.8	453.0	24.9%
Provision for income taxes	52.4	43.4		199.1	169.4
Minority interest, net of tax	(1.7)	(3.1)		(6.4)	(8.2)
Net Earnings from Continuing Operations	93.8	63.2	48.4%	360.3	275.4	30.8%
Discontinued operations, net of tax (A)	0.1	(3.7)		0.3	(75.7)
Net Earnings	$93.9	$59.5	57.8%	$360.6	$199.7	80.6%

Basic net earnings per common share:
Net earnings from continuing operations	$.46	$.30	54.9%	$1.74	$1.27	36.0%
Discontinued operations, net of tax	.00	(.02)		.00	(.35)
Net earnings	$.46	$.28	64.6%	$1.74	$.92	87.7%

Diluted net earnings per common share:
Net earnings from continuing operations	$.45	$.29	53.4%	$1.71	$1.26	35.4%
Discontinued operations, net of tax	.00	(.01)		.00	(.35)
Net earnings	$.45	$.28	62.8%	$1.71	$.91	87.0%

Weighted average common shares outstanding:
Basic	203.8	212.4		207.7	215.9
Diluted	208.0	214.9		211.0	218.4

(A) On September 30, 2005, the Company committed to a plan to sell and on April 10, 2006, completed the sale of certain assets and operations of the reporting unit that marketed and sold Stila brand products.  For the three and nine months ended March 31, 2007, $0.1 million and $0.3 million of operating income, both net of tax, are reflected as discontinued operations in the above summary of consolidated results.  These results reflected the conclusion of transitional distribution services provided to the purchaser.  During the prior year, the Company recorded a charge of $3.7 million (net of $24.5 million tax benefit) and $75.7 million (net of $40.7 million tax benefit) as discontinued operations for the three and nine months ended March 31, 2006, respectively.  The charge reflected the then-anticipated loss on the sale of the business of $0.8 million, net of tax, and $66.3 million, net of tax, and the operating loss of $2.9 million, net of tax, and $9.4 million, net of tax, for the three and nine months ended March 31, 2006, respectively.  Net sales associated with the discontinued operations were $12.6 million and $38.3 million for the three and nine months ended March 31, 2006, respectively.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS
(Unaudited; Dollars in millions)

	Three Months Ended				Nine Months Ended
	March 31		Percent Change		March 31		Percent Change
			Reported	Local			Reported	Local
	2007	2006	Basis	Currency	2007	2006	Basis	Currency
NET SALES
By Region:
The Americas	$856.9	$870.1	(1.5)%	(1.4)%	$2,701.4	$2,629.9	2.7%	2.6%
Europe, the Middle East & Africa	598.4	501.5	19.3	12.5	1,832.0	1,577.9	16.1	10.5
Asia/Pacific	235.2	206.6	13.8	11.6	741.7	651.4	13.9	11.7
Total	$1,690.5	$1,578.2	7.1%	4.7%	$5,275.1	$4,859.2	8.6%	6.4%

By Product Category:
Skin Care	$668.9	$611.1	9.5%	6.7%	$1,937.0	$1,778.6	8.9%	6.4%
Makeup	678.4	634.9	6.9	4.9	2,042.0	1,882.1	8.5	6.7
Fragrance	240.1	246.3	(2.5)	(5.6)	994.5	947.4	5.0	2.3
Hair Care	97.1	80.3	20.9	20.0	273.4	229.9	18.9	18.0
Other	6.0	5.6	7.1	5.4	28.2	21.2	33.0	31.1
Total	$1,690.5	$1,578.2	7.1%	4.7%	$5,275.1	$4,859.2	8.6%	6.4%

OPERATING INCOME
By Region:
The Americas	$72.0	$99.2	(27.4)%		$255.0	$259.2	(1.6)%
Europe, the Middle East & Africa	66.0	54.9	20.2		255.1	209.3	21.9
Asia/Pacific	18.6	13.8	34.8		79.3	56.8	39.6
Subtotal	156.6	167.9	(6.7)		589.4	525.3	12.2
Special charges related to cost savings initiative	0.1	(51.6)			(0.4)	(53.2)
Total	$156.7	$116.3	34.7%		$589.0	$472.1	24.8%

By Product Category:
Skin Care	$80.9	$80.3	0.7%		$272.6	$252.4	8.0%
Makeup	87.4	92.5	(5.5)		265.8	245.5	8.3
Fragrance	(21.4)	(11.7)	(82.9)		21.2	5.2	100.0 +
Hair Care	11.4	6.8	67.6		30.9	19.7	56.9
Other	(1.7)	—	(100.0)		(1.1)	2.5	(100.0)+
Subtotal	156.6	167.9	(6.7)		589.4	525.3	12.2
Special charges related to cost savings initiative	0.1	(51.6)			(0.4)	(53.2)
Total	$156.7	$116.3	34.7%		$589.0	$472.1	24.8%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	March 31	June 30	March 31
	2007	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$202.0	$368.6	$268.3
Accounts receivable, net	964.9	771.2	900.1
Inventory and promotional merchandise, net	806.3	766.3	718.1
Prepaid expenses and other current assets	292.7	270.8	256.7
Assets related to discontinued operations	—	—	27.3
Total Current Assets	2,265.9	2,176.9	2,170.5

Property, Plant and Equipment, net	830.5	758.0	709.0
Other Assets	917.8	849.2	817.5
Total Assets	$4,014.2	$3,784.1	$3,697.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$141.2	$89.7	$119.1
Accounts payable	273.0	264.5	239.5
Other current liabilities	1,233.6	1,084.0	1,089.6
Liabilities related to discontinued operations	—	—	12.2
Total Current Liabilities	1,647.8	1,438.2	1,460.4

Noncurrent Liabilities
Long-term debt	1,033.0	431.8	436.3
Other noncurrent liabilities and minority interest	268.5	291.8	261.9
Total Stockholders’ Equity	1,064.9	1,622.3	1,538.4
Total Liabilities and Stockholders’ Equity	$4,014.2	$3,784.1	$3,697.0

SELECTED CASH FLOW DATA
(Unaudited; In millions)

	Nine Months Ended
	March 31
	2007	2006
Cash Flows from Operating Activities
Net earnings	$360.6	$199.7
Depreciation and amortization	152.8	147.0
Deferred income taxes	(16.3)	(57.5)
Discontinued operations	(0.3)	75.7
Other items	44.6	39.0
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(174.7)	(136.7)
Decrease (increase) in inventory and promotional merchandise, net	(29.3)	36.1
Increase in accounts payable and other accrued liabilities	166.4	162.0
Other operating assets and liabilities, net	(47.5)	11.0
Net cash flows provided by operating activities of continuing operations	$456.3	$476.3

Capital expenditures	$212.0	$170.1
Payments to acquire treasury stock	1,004.3	352.5
Dividends paid	103.6	85.4

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